Wireless Ronin Reports 2009 Fourth Quarter and Full Year Results

Key recent highlights include:

●	Wireless Ronin delivers iShowroom web-based system launched by Chrysler to 2,300 dealers and significant order received for additional enhancements

●	Completion of a registered direct offering with net proceeds of $6.9 million and, in March 2010, secured the availability of a $2.5 million line-of-credit with Silicon Valley Bank

●	Gross margin continues to improve to 37 percent in fourth quarter of 2009 compared to 34 percent from the previous quarter and up from 12 percent in the fourth quarter of 2008

●	Cash burn of $1.8 million and non-GAAP loss of $1.7 million in the fourth quarter of 2009 mark the lowest levels of the year

●	Cash balance of $12.7 million as of December 31, 2009 compared to $7.5 million on September 30, 2009

MINNEAPOLIS – March 18, 2010 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the fourth quarter and full year of 2009.

Fourth Quarter Results

The Company reported revenue of $1.5 million for the fourth quarter of 2009, a 19 percent decrease from $1.9 million in the fourth quarter of 2008.  As of December 31, 2009, the Company had received purchase orders totaling approximately $1.1 million for which it had not recognized revenue, including a $0.5 million order from Chrysler.  The decline in revenue year-over-year was primarily the result of lower revenue generated from Chrysler and BBDO Detroit, an advertising agent for Chrysler.  During the fourth quarter of 2009, the Company received and recognized revenue on a $0.4 million order from a major food service provider which included approximately $0.1 million of our RoninCast® software.  The Company received the above-referenced $0.5 million order from Chrysler for additional product enhancements for the iShowroom web-based system, which is expected to be delivered over the first half of 2010.  RoninCast® software sales were up 47 percent in the fourth quarter of 2009 from the year ago period. The Company also reported a fourth quarter net loss of $2.2 million, or $0.13 per basic and diluted share, compared to a net loss of $6.9 million, or $0.47 per basic and diluted share, in the year-ago period. The year-over-year improvement in net loss for the fourth quarter of 2009 primarily resulted from reductions in workforce taken in the fourth quarter of 2008 and other cost saving initiatives instituted during the first half of 2009.

Also, during the fourth quarter of 2008, the Company recorded $3.0 million of impairment charges.   Fourth quarter 2009 results also included costs of approximately $0.2 million, or $0.01 per basic and diluted share, of non-cash stock compensation expense compared to approximately $0.4 million, or $0.03 per basic and diluted share, in the fourth quarter of 2008.

Non-GAAP operating loss totaled $1.7 million or $0.10 per basic and diluted share in the fourth quarter of 2009 compared to a non-GAAP operating loss of $2.8 million or $0.19 per basic and diluted share in the fourth quarter of 2008.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  Reconciliation to the GAAP operating loss on a quarterly and twelve month basis is contained in a table following the unaudited financial information accompanying this release.

For the fourth quarter of 2009, gross margin averaged 37 percent, compared to a gross margin of 12 percent in the fourth quarter of 2008 and up from 34 percent from the third quarter of 2009.  The sequential increase was primarily due to a higher percentage of revenue generated from the Company’s RoninCast® software sales, favorable hardware margins and a profitable Network Operations Center (NOC).  “Our fourth quarter gross margin of 37 percent now represents the sixth consecutive quarter of improvement on a percentage basis. We exited 2009 with a $1.2 million annualized recurring hosting and software maintenance base which continues to grow,” said Darin McAreavey, vice president and chief financial officer.

Cash and marketable securities, including restricted cash at December 31, 2009, totaled approximately $12.7 million compared to $14.0 million at the end of 2008.  The decline in cash and marketable securities from the prior year-end reflects the continued funding of the Company’s losses during 2009, partially offset by the funds raised from the registered direct offering.

Full Year Results

Revenue in 2009 totaled $5.0 million compared to $7.4 million for 2008.  The 32 percent decline in the Company’s revenue was due to certain customers choosing to directly source displays and media-players and lower revenue generated from Chrysler and BBDO Detroit as previously mentioned.  The decline was partially offset by a 24 percent increase in sales of the Company’s RoninCast® software.  The Company’s net loss in 2009 totaled $10.2 million, or $0.67 per basic and diluted share, compared to $20.7 million, or $1.41 per basic and diluted share, in the prior year.  The improvement in the Company’s net loss from 2008 to 2009 was primarily the result of the Company’s cost saving initiatives which started during the fourth quarter of 2008 and continued to be implemented through the first half of 2009.

Non-GAAP operating loss for 2009 totaled $8.3 million, or $0.54 cents per basic and diluted share, versus a non-GAAP operating loss of $14.6 million, or $1.00 per basic and diluted share, for the prior year.

James C. (Jim) Granger, president and chief executive officer of Wireless Ronin Technologies said, “2009 was a year of significant challenge as most of our customers were dealing with very constrained capital budgets during the economic downturn.  We knew we had to focus on operational execution to position ourselves for growth in 2010 so in 2009 we laid the groundwork by focusing on several aspects of the company.  We significantly reduced our operating costs and quarterly cash burn and expanded our customer base.  We also shifted our sales strategy to concentrate on selling higher margin offerings to improve our gross margin percentage and greatly increase our recurring revenue base, which grew fivefold from January to December of 2009. Lastly, we strengthened our balance sheet by successfully raising $6.9 million of cash in a registered direct stock offering and, in March 2010, we secured the availability of a $2.5 million line-of-credit with Silicon Valley Bank, giving us $12.7 million of cash and zero debt at the end of 2009.”

A conference call to review fourth quarter and full year results and to provide an update regarding customers within our key vertical markets is scheduled for March 18, 2010, at 3:30 p.m. CT. A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate web site at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 795-3604 inside the United States or Canada, or by calling (719) 325-4795 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate web site. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (888) 203-1112 domestically and (719) 457-0820 internationally with pass code 8678429.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® as a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from one central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training.  The company's common stock trades on the NASDAQ Global Market under the symbol "RNIN".

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the cautionary statement within the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges.  We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding.  Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2010 bonus program is partially based upon the achievement of non-GAAP operating income (loss).  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above.   We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes either recurring non-cash items or non-recurring one-time charges. By continuing operations we mean the ongoing results of our business excluding certain one-time charges.  Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.  We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10.  Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense.  Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets.  By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business.  Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. In 2008, we recognized an impairment charge for the remaining value of intangible assets and therefore do not anticipate amortization expense to be a regularly recurring expense.  Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance.  Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations.  For example, we implemented a significant workforce reduction and other changes to our management team during 2008 and 2009.   We do not expect restructuring-related charges to regularly recur in the future.  The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring.  Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

Contact: Investor Darin McAreavey, CFO dmcareavey@wirelessronin.com (952) 564 – 3525 Media Linda Hofflander, vice president and chief marketing officer lhofflander@wirelessronin.com (952) 564 - 3562
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WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	December 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,273	$5,294
Marketable securities — available-for-sale	-	8,301
Accounts receivable, net of allowance of $51 and $92	1,096	1,823
Income tax receivable	-	12
Inventories	185	462
Prepaid expenses and other current assets	151	265
Total current assets	13,705	16,157
Property and equipment, net	1,242	1,918
Restricted cash	380	450
Other assets	20	35
TOTAL ASSETS	$15,347	$18,560

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$-	$71
Accounts payable	976	1,068
Deferred revenue	362	181
Accrued liabilities	251	1,067
TOTAL CURRENT LIABILITIES	1,589	2,387

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 17,614 and 14,850 shares
issued and outstanding at December 31, 2009 and December 31, 2008, respectively	176	148
Additional paid-in capital	88,371	80,650
Accumulated deficit	(74,395)	(64,212)
Accumulated other comprehensive loss	(394)	(413)
Total shareholders' equity	13,758	16,173
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,347	$18,560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(audited)	(unaudited)	(audited)
Sales
Hardware	$634	$481	$1,878	$2,479
Software	209	142	710	876
Services and other	694	1,279	2,421	4,026
Total sales	1,537	1,902	5,009	7,381

Cost of sales
Hardware	447	506	1,547	2,193
Software	16	29	21	247
Services and other	506	1,138	2,018	4,149
Total cost of sales (exclusive of depreciation and amortization shown separately below)	969	1,673	3,586	6,589
Gross profit	568	229	1,423	792

Operating expenses:
Sales and marketing expenses	523	742	2,520	3,999
Research and development expenses	538	705	2,167	2,541
General and administrative expenses	1,482	2,390	6,218	11,308
Depreciation and amortization expense	188	342	771	1,226
Impairment of network equipment held for sale	-	1,766	-	1,766
Impairment of intangible assets	-	1,265	-	1,265
Total operating expenses	2,731	7,210	11,676	22,105
Operating loss	(2,163)	(6,981)	(10,253)	(21,313)

Other income (expenses):
Interest expense	-	(4)	(6)	(22)
Interest income	9	84	76	643
Total other income	9	80	70	621
Net loss	$(2,154)	$(6,901)	$(10,183)	$(20,692)
Basic and diluted loss per common share	$(0.13)	$(0.47)	$(0.67)	$(1.41)
Basic and diluted weighted average shares outstanding	16,513	14,768	15,274	14,664

WIRELESS RONIN TECHNOLOGIES, INC.
2009 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2009					2008
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales	$1,433	$963	$1,076	$1,537	$5,009	$1,933	$1,596	$1,950	$1,902	$7,381

Cost of sales	1,160	743	714	969	3,586	1,534	1,534	1,848	1,673	6,589

Operating expenses	3,216	2,889	2,840	2,731	11,676	4,861	5,180	4,854	7,210	22,105

Interest expense	3	2	1	0	6	7	7	5	3	22

Other income, net	(43)	(16)	(8)	(9)	(76)	(272)	(165)	(122)	(84)	(643)

Net loss	$(2,903)	$(2,655)	$(2,471)	$(2,154)	$(10,183)	$(4,197)	$(4,960)	$(4,635)	$(6,900)	$(20,692)

Stock compensation expense	187	183	152	176	698	395	306	201	411	1,313
(included in operating expenses)

Weighted average shares	14,850	14,854	14,929	16,513	15,274	14,544	14,578	14,764	14,768	14,664

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,943)	$(2,669)	$(2,478)	$(2,163)	$(10,253)	$(4,462)	$(5,118)	$(4,752)	$(6,981)	$(21,313)

Adjustments:
Depreciation and amortization	199	193	191	188	771	251	337	296	342	1,226
Old building remaining lease obligation write-off	-	-	-	-	-	-	-	-	56	56
Termination partnership agreement	-	(50)	-	100	50	-	-	-	50	50
Stock-based compensation expense	187	183	152	176	698	395	306	201	411	1,313
Impairment of network equipment held for sale	-	-	-	-	-	-	-	-	1,766	1,766
Impairment of intangible assets	-	-	-	-	-	-	-	-	1,265	1,265
Severance	237	210	-	-	447	120	353	286	274	1,033

Total operating expense adjustment	623	536	343	464	1,966	766	996	783	4,164	6,709

Non-GAAP operating loss	$(2,320)	$(2,133)	$(2,135)	$(1,699)	$(8,287)	$(3,696)	$(4,122)	$(3,969)	$(2,817)	$(14,604)
Non-GAAP operating loss per common share	$(0.16)	$(0.14)	$(0.14)	$(0.10)	$(0.54)	$(0.25)	$(0.28)	$(0.27)	$(0.19)	$(1.00)